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                                                                   EXHIBIT 3.1

                     LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                          TORCHMARK CAPITAL L.L.C.


     This Limited Liability Company Agreement (this "Agreement") of Torchmark Capital L.L.C., is entered into between Torchmark Corporation, a Delaware corporation, and Maxwell's Energy Company, Inc., an Alabama corporation, as members (the "Members").

     The Members hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C.
(S)18-101, et seq.), as amended from time to time (the "Act"), and hereby agree as follows:

          1. Name. The name of the limited liability company formed hereby is Torchmark Capital L.L.C. (the "Company").

          2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to issue limited liability company preferred and common securities and to loan the proceeds thereof to Torchmark Corporation and to engage in any and all activities necessary or incidental to the foregoing.

          3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          5. Members. The names and the business, residence or mailing addresses of the Members are as follows:

          Name                                       Address


Torchmark Corporation                  2001 Third Avenue South
                                       Birmingham, Alabama  35233


Maxwell's Energy Company, Inc.         2001 Third Avenue South
                                       Birmingham, Alabama  35233



          6. Powers. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or

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otherwise, possessed by members under the laws of the State of Delaware.
Torchmark Corporation is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. Torchmark Corporation is hereby authorized to execute any and all registration statements, amendments and other documents related to the issuance and sale of any limited liability company preferred or common securities or to the loan of the proceeds thereof to Torchmark Corporation and to engage in any and all activities necessary or incidental to the foregoing.

          7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) March 31, 2046, (b) the written consent of the Members, (c) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company (other than as set forth in Section 14), or (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

          8. Capital Contributions. The Members have contributed the following amounts in cash to the Company:

          Torchmark Corporation                 $10.00


          Maxwell's Energy Company, Inc.        $10.00

          9. Additional Contributions. No Member is required to make any additional capital contribution to the Company; provided, however, that, upon the dissolution of the Company, Torchmark Corporation shall contribute to the Company an amount equal to the excess of the Company's liabilities over its assets on the date of dissolution.

          10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contributions of the Members.

          11. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

          12. Assignments. A Member may not assign in whole or in part his limited liability company interest.

          13. Resignation. Except to the extent set forth in Section 14, a Member may not resign from the Company.

          14.  Admission of Additional Members.

               (a) One (1) or more additional members of the Company may be admitted to the Company with the consent of the Members.

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               (b)  Immediately following the admission of an additional
member of the Company, Maxwell's Energy Company, Inc. shall resign from the Company as a member of the Company. Upon such resignation, the remaining members of the Company are authorized to, and shall continue, the business of the Company without dissolution.

          15. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act and except as provided in paragraph 9 hereof.

          16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

               IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of March 11, 1994.

                                TORCHMARK CORPORATION



                                By:  /s/ Carol A. McCoy
                                Name:    Carol A. McCoy
                                Title:   Associate Counsel and Assistant
                                         Secretary



                                MAXWELL'S ENERGY COMPANY, INC.



                                By:  /s/ Michael J. Clyce
                                Name:    Michael J. Clyce
                                Title:   Treasurer

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